July 18, 1996


United Carolina Bancshares Corporation
127 West Webster Street
Whiteville, North Carolina 28472

Re:    Form S-8 Registration Statement
       United Carolina Bancshares Corporation Dollar Plus Savings Plan and Trust

Gentlemen:

The undersigned has acted as counsel for United Carolina Bancshares Corporation, a North Carolina bank holding company (the "Corporation"), in the preparation of the referenced Form S-8 Registration Statement relating to the Corporation's Dollar Plus Savings Plan and Trust (the "Plan") and the proposed offering thereunder of up to 2,500,000 shares of the Corporation's Common Stock, $4.00 par value per share. In connection with the preparation of the Registration Statement, I have examined originals or copies of such corporate records, documents and other instruments relating to the authorization and issuance of such shares of Common Stock as I have deemed relevant under the circumstances.

On the basis of the foregoing, it is my opinion that:

1. The Corporation is duly organized, incorporated and is validly existing under the laws of the State of North Carolina, with an authorized capitalization consisting of 40,000,000 shares of Common Stock, $4.00 par value per share, and 2,000,000 shares of preferred stock, par value $10.00 per share.

2. The Plan and the proposed offering thereunder of up to 2,500,000 shares of Common Stock have been duly authorized by the Board of Directors of the Corporation, and the 2,500,000 shares of Common Stock, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Howard V. Hudson, Jr.
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Howard V. Hudson, Jr.
General Counsel

                             Exhibit 5(a) and 23(a)


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